Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Provides Outlook on Fourth Quarter 2011 Results

Hamilton, Bermuda (February 21, 2012)   -   American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that the Company’s 2011 fourth quarter results will reflect after-tax losses attributable to catastrophes and reserve strengthening of approximately $12.0 million in the aggregate, or $1.16 per share. Catastrophe losses within the Assumed Reinsurance division attributable to the Thailand flooding and revised estimates for the New Zealand and Japanese earthquakes are expected to be approximately $4.0 million after tax. The remainder is attributable to casualty reserve strengthening in the Assumed Reinsurance division and the ART division, offset partially by favorable reserve development in the E&S division.

The Company’s catastrophe losses in the Assumed Reinsurance division relate to a reinsurance treaty that is exposed to world-wide catastrophes. The estimated losses are based upon information currently available and are derived from modeling techniques, industry estimates and preliminary claims information.

The casualty reserve strengthening in the Assumed Reinsurance division was primarily attributable to a professional liability contract the Company cancelled in July 2010. The reserve strengthening in the ART division resulted primarily from one casualty program that was terminated in May 2011.

As a result of these events, the Company expects to report an after tax loss for the fourth quarter of approximately $7.0 million, or $0.68 per share. The Company expects fully diluted book value per share to be approximately $30.75 at December 31, 2011, or an increase of 6.0% compared to December 31, 2010. ASI is scheduled to release fourth quarter and full year 2011 results following the market close on Tuesday, March 6, 2012, with a subsequent dial-in analyst conference call on Wednesday, March 7, 2012, at 9:00 a.m. Eastern.

This press release contains forward-looking statements. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908